EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) between Columbia State Bank, a Washington banking corporation (the “Bank”), and Steve W. Moergeli (“Executive”) is dated as of March 28, 2007, and will be effective as of the date (the “Effective Date”) the merger of Mt. Rainer National Bank (“MRNB”) with and into the Bank (the “Merger”) becomes effective under the terms of the Plan and Agreement of Merger of even date with this Agreement (the “Merger Agreement”). If the Merger Agreement is terminated for any reason, this Agreement will be null and void and of no effect.

RECITALS

A.	Executive is currently employed as President of MRNB.

B.	Executive has considerable experience, expertise, and training in management and other aspects of banking and other services offered by the Bank in part through his employment with MRNB. The Bank desires and intends to employ Executive from and after the Effective Date pursuant to the terms and conditions set forth in this Agreement.

C.	Both the Bank and Executive have read and understand the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

AGREEMENT

The parties agree as follows:

1.	Employment. The Bank will employ Executive for the Term, and Executive accepts employment with the Bank on the terms and conditions set forth in this Agreement.

2.	Effective Date and Term.

(a)	Effective Date. This Agreement is effective as of the Effective Date.

(b)	Term. Subject to Section 4, the term of this Agreement (“Term”) is two years, beginning on the Effective Date.

(c)	Duties. Executive will serve as President of Mt. Rainier Bank (the assumed business name under which the former MRNB branches will be operated by the Bank following the Effective Date). Executive will faithfully and diligently perform the reasonable duties assigned to Executive from time to time by the President and Chief Executive Officer of the Bank or by her successor. Executive will use his best efforts to perform his duties and will devote all his working time and attention to these duties.

3.	Compensation.

(a)	Salary. Initially, Executive will receive a base salary of $165,000 per year, to be paid by the Bank in accordance with its regular payroll schedules, policies, and procedures.

(b)	Bonus. Executive will be eligible to participate in the bonus pools, if any, that the Board of the Bank may establish for senior executives, either under an executive incentive plan or otherwise.

(c)	Standard Benefits. The Bank will provide to Executive no less than the standard benefits provided for senior executives of the Bank in accordance with the Bank’s benefit plans and policies as they may exist from time to time, including but not limited to health insurance, disability insurance, retirement benefits, and five weeks of paid vacation per year accrued in accordance with the Bank’s applicable benefit plans and policies.

(d)	Expenses. The Bank will reimburse Executive for all reasonable expenses that Executive may incur in the performance of his duties, including but not limited to expenses for travel, lodging, meals, and entertainment, provided Executive complies with all policies of the Bank related to reimbursement.

4.	Termination.

(a)	Notice of Termination. The Bank and Executive may unilaterally terminate this Agreement for any reason by providing the other party with written notice of the termination. Notice will be effective upon either personal delivery or three days following mailing by U.S. mail to the Bank’s main office or to Executive’s last known address as reflected in the Bank’s personnel records.

(b)	Termination by Bank for Cause or by Executive Without Good Reason. If, before the end of the Term, the Bank terminates this Agreement for Cause (as defined in Section 5) or Executive terminates this Agreement without Good Reason (as defined in Section 6), the Bank will pay Executive the salary and benefits earned and expenses reimbursable under this Agreement incurred through the date of Executive’s termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 4(b).

(c)	Termination by Bank Without Cause or by Executive for Good Reason. If, before the end of the Term, the Bank terminates this Agreement without Cause or Executive terminates this Agreement for Good Reason, the Bank will pay Executive the base salary and benefits earned, expenses reimbursable under this Agreement incurred through the date of Executive’s termination, and an amount equal to Executive’s then-current base salary for the then-remaining Term. Also, in such event, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards will occur.

(d)

Death or Disability. This Agreement will terminate immediately (1) upon Executive’s death or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 60 days as a result of a physical or mental disability that substantially limits one or more of his major life activities arising at any time during the Term, unless Executive could continue, with reasonable accommodation, to perform his duties and making such accommodations would not cause the Bank undue hardship. If termination occurs under this Section 4(d), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement is terminated, and as of such date, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards will occur.

(e)	Termination Related to a Change in Control. In the case of a Termination Event (as defined in Section 4(f)), the Bank will pay Executive the base salary and benefits earned, expenses reimbursable under this Agreement incurred through the date of Executive’s termination, and a severance payment in an amount equal to two times the amount of Executive’s then-current annual base salary. In addition, vesting of all stock options and lapse of all restrictions with respect to restricted stock awards will occur. Payment of the severance payment will begin, and vesting and lapse of restrictions described in the preceding sentence will occur (1) in the case of a Termination Event described in Section 4(f)(1), upon the effective date of termination, and (2) in the case of a Termination Event described in Section 4(f)(2), upon the effective date of the Change in Control which is then pending (or announced within 60 days of the date when Executive’s employment terminated). The severance payment will be paid over a two-year period in equal regular periodic payments without interest on the same dates that other salaried executives of the Bank are paid.

(f)	Termination Event. A Termination Event will be deemed to occur upon, and only upon, one or more of the following:

(1)	Termination of Executive’s employment by the Bank without Cause or by Executive for Good Reason within 730 days following the effective date of a Change in Control; or

(2)	Termination of Executive’s employment by the Bank without Cause prior to a Change in Control if such termination occurs at any time from and after 60 days prior to the public announcement by the Bank or any other party of a transaction that will result in a Change in Control; provided that the effective date of the Change in Control occurs within 18 months of Executive’s termination.

(g)	Limitations on Payments Related to Change in Control. Notwithstanding any other provision of this Agreement, the severance payment described in Section 4(e) will be $1.00 less than the amount that would cause it to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.

(h)	Definition of “Change in Control”. “Change in Control” means the occurrence of one or more of the following events: (1) one person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of the Bank’s outstanding common stock; (2) replacement of incumbent directors or election of newly elected directors constituting a majority of the Board of the Bank where such replacement or election has not been supported by the Board; or (3) dissolution or sale of fifty percent or more in value of the assets of the Bank.

5.	Definition of “Cause”. “Cause” means (a) willful misfeasance or gross negligence by Executive in the performance of his duties; (b) conduct of Executive that is demonstrably and significantly harmful to the Bank (including without limitation willful violation of any final cease and desist order applicable to the Bank or a financial institution subsidiary); or (c) conviction of Executive of a felony.

6.	Definition of “Good Reason”. “Good Reason” means (a) any reduction of Executive’s salary or any reduction or elimination of any other compensation or benefit plan, which reduction or elimination is not of general application to substantially all executives of the Bank or such executives of any successor entity or of any entity in control of the Bank; (b) any significant diminution of duties or authority of Executive by the Bank; or (c) any transfer to a location more than 30 miles from Executive’s then office location.

7.	Confidentiality. Executive, and any person acquiring confidential information from Executive, will not, after this Agreement has been executed, including during and after its Term, disclose to any other person or entity any confidential information concerning the Bank or its business operations or customers, or use for his (their) own purposes or permit or assist in the use of such confidential information unless the Bank consents in writing to the use or disclosure of the information or disclosure is required by law or court order. This provision will survive any termination of this Agreement for so long as Executive retains any confidential information.

8.	Noncompetition.

(a)	Participation in a Competing Business. During Executive’s employment and for a period of two years from the date of the termination of Executive’s employment, except in the event of a termination by the Bank without Cause or by Executive for Good Reason (in either of which events the obligations of Executive under this Section 8(a) will terminate), Executive will not become involved in any manner with a Competing Business or serve, directly or indirectly, a Competing Business (as defined below) in any manner, including, without limitation, as a shareholder, member, partner, director, officer or employee, manager, investor, organizer, founder, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding five percent of the total equity interest in any company (whether or not such company is a Competing Business). “Competing Business” means any business that competes with or will compete with the Bank in the counties of King or Pierce, Washington, or any other county in which MRNB does business during Executive’s employment with the Bank. The term “Competing Business” includes, without limitation, any existing or newly formed financial institution or trust company. This provision will survive any termination of this Agreement in accordance with its terms.

(b)	No Solicitation. During Executive’s employment and for a period of two years from the date of the termination of Executive’s employment, except in the event of a termination of this Agreement by the Bank without Cause or by Executive for Good Reason (in either of which events the obligations of Executive under this Section 8(b) will terminate), Executive will not, directly or indirectly, solicit or attempt to solicit (1) any employees of the Bank, or its subsidiaries or affiliates (including employees who become employees of the Bank, its subsidiaries or affiliates as a result of the Merger) to leave employment or (2) any customers of the Bank, or any of its subsidiaries or affiliates (including customers who become customers of the Bank, its subsidiaries, or affiliates as a result of the Merger) to remove their business from the Bank, or any of its subsidiaries or affiliates. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications. This provision will survive any termination of this Agreement in accordance with its terms.

(c)	Employment in Other Counties. Following any termination of this Agreement, Executive may accept employment outside the counties of King and Pierce, Washington, and any other county in which MRNB does business during Executive’s employment with the Bank, from a Competing Business, as long as Executive does not (1) act as an employee or representative or agent of the Competing Business within any of these counties, (2) have any responsibilities for the Competing Business’s operations within any of these counties, or (3) violate Section 8(a) or 8(b) of this Agreement.

9.	Enforcement.

(a)	The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 7 and 8 (including without limitation their scope, duration, and geographic extent) are fair and reasonably necessary for the protection of the Bank’s confidential information, goodwill, and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with the Bank to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

(b)	Executive acknowledges that the Bank will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Section 7 or 8 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies, or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition of the granting of this relief.

10.	Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 7 and 8 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

11.	Miscellaneous Provisions.

(a)	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to Executive’s employment with the Bank and is subject to modification only upon a written amendment signed by both parties. Nothing in this Agreement supersedes or voids the Executive Supplemental Compensation Agreement among Mountain Bank Holding Company, MRNB, and Executive dated January 1, 2002, as amended effective March 3, 2005.

(b)	Binding Effect. This Agreement will bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties.

(c)	Severability. If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions will remain unaffected and will be enforceable to the fullest extent permitted by law.

(d)	Governing Law; Venue; Arbitration. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the state of Washington. Venue for any action arising out of or concerning this Agreement will lie in Pierce County, Washington. In the event of a dispute under this Agreement not involving injunctive relief, the dispute will be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement will be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney fees to the prevailing party or parties.

(e)	Notices. Any notice required to be given under this Agreement to either party will be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee designates in writing:

Bank:	Columbia State Bank 1301 “A” Street Tacoma, Washington 98402 Attention: President and Chief Executive Officer

Executive:	Steve W. Moergeli

(f)	Counsel Review. Executive acknowledges that he has had the opportunity to review and consult with his own personal counsel regarding this Agreement.

[signature pages follow]

Signed as of March 28, 2007.

COLUMBIA STATE BANK	EXECUTIVE

/s/ Melanie J. Dressel	/s/ Steve W. Moergeli
By:	Steve W. Moergeli
Its:

[Signature Page to Employment Agreement - Moergeli]